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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          -- Bancwest Corporation --
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

                           [LETTERHEAD OF BANCWEST]

                                                March 15, 2000

Dear Fellow Stockholder:

     On behalf of the Board of Directors of BancWest Corporation, I cordially invite you to attend the 2000 annual meeting of stockholders of the Corporation. The annual meeting will be held at 9:00 a.m., Hawaii Standard Time, on Thursday, April 20, 2000, in the Board Room, 30th Floor, First Hawaiian Center, Honolulu, Hawaii. The Corporation intends to alternate the site of its annual meetings between San Francisco and Honolulu. Therefore, the annual meeting in the year 2001 will be in San Francisco.

     As a convenience to our stockholders residing on the mainland, we also invite stockholders to view the annual meeting via live video conference in the Bank of the West Board Room, 25th Floor, 180 Montgomery Street, San Francisco, California, beginning at 12:00 noon, Pacific Daylight Time. Stockholders present at the San Francisco site will be able to view and listen to the annual meeting as it occurs and also ask questions. However, stockholders will not be able to cast votes at that site, nor withdraw any proxies they submitted previously.

     We urge all stockholders to read the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement and to sign and return their proxies as described in the Notice and Proxy Statement. You may also vote by telephone or Internet by following the instructions on the enclosed proxy. It is important that your views be represented, whether or not you are able to be present at the annual meeting.

     We appreciate your continued interest in BancWest Corporation, which is reflected by the fact that so many of you cast your votes each year. We are confident that you will continue to do so.

                              Sincerely,


                              Walter A. Dods, Jr.
                              Chairman and Chief Executive Officer

                           [LETTERHEAD OF BANCWEST]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

   The annual meeting of the stockholders of BancWest Corporation (the "Corporation") will be held on April 20, 2000 at 9:00 a.m., Hawaii Standard Time, (the "Annual Meeting") in the Board Room, 30th Floor, First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, for the following purposes:

   1. For the holders of Common Stock to elect four Non-Class A Directors, each to serve for a term of three years.

   2. For the holders of Common Stock and Class A Common Stock to vote upon a proposal to approve a policy addressing tax deductibility of awards to certain executives under the Incentive Plan for Key Executives.

   3. For the holders of Common Stock and Class A Common Stock to vote upon a proposal to elect PricewaterhouseCoopers LLP as the Corporation's auditor.

   4. For the holders of Class A Common Stock of the Corporation to elect three Class A Directors, each to serve for a term of three years.

   5. To transact such other business as may properly be brought before the meeting and any adjournments thereof. The Corporation knows of no other business to be brought before the meeting.

   Only stockholders of record at the close of business on February 21, 2000, will be entitled to notice of, and to vote at, the Annual Meeting.

                                  BY ORDER OF THE BOARD OF DIRECTORS:

                                  Herbert E. Wolff
                                  Senior Vice President and Secretary

Dated: March 15, 2000

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING IN HONOLULU, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.

                           [LETTERHEAD OF BANCWEST]

                                PROXY STATEMENT

   This proxy statement is furnished in connection with the solicitation by the Board of Directors of BancWest Corporation (the "Corporation") of proxies for the holders of Common Stock of the Corporation to be used in the voting at the annual meeting of stockholders of the Corporation to be held on April 20, 2000, and any adjournments thereof (the "Annual Meeting").

   The annual report of the Corporation, containing consolidated financial statements as at and for the year ended December 31, 1999, is being mailed to all stockholders simultaneously with the mailing of this proxy statement. This proxy statement and the form of proxy are first being distributed to stockholders on or about March 15, 2000.

   BancWest Corporation is a holding company for Bank of the West, First Hawaiian Bank, and FHL Lease Holding Company, Inc. The principal offices of the Corporation are located at 999 Bishop Street, Honolulu, Hawaii 96813. The Corporation's name was First Hawaiian, Inc. ("First Hawaiian") until November 1, 1998, the date of the merger (the "Merger") of BancWest Corporation ("Old BancWest") into the Corporation.

                     RECORD DATE AND VOTING RIGHTS

   The Board of Directors has fixed the close of business on February 21, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting. Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting or any adjournment thereof. On the Record Date, the Corporation had two classes of capital stock ("Voting Stock") outstanding: Common Stock, par value $1.00 per share ("Common Stock"), and Class A Common Stock, par value $1.00 per share ("Class A Common Stock"). As of the close of business on the Record Date, the Corporation had outstanding 70,091,454 shares of Common Stock and 54,539,936 shares of Class A Common Stock.

   Each share of Voting Stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote of stockholders at the Annual Meeting, other than the election of directors. Only the holders of Common Stock will be entitled to vote for the election of the Non-Class A Directors, and only the holders of Class A Common Stock will be entitled to vote for the election of the Class A Directors (the terms "Non-Class A Directors" and "Class A Directors" are defined below under "Election of Directors"). Each outstanding share of Common Stock (other than Common Stock owned by the holders of Class A Common Stock) will be entitled to one vote in the election of Non-Class A Directors, and each outstanding share of Class A Common Stock will be entitled to one vote in the election of Class A Directors. Unless otherwise noted, the term "director" includes the Non-Class A Directors and the Class A Directors.

                   VOTING AND REVOCABILITY OF PROXIES

   Your vote is important and the Board of Directors urges you to exercise your right to vote.

   Stockholders of record may submit proxies by mail, by Internet, or by telephone. Stockholders voting by mail should mark, date, sign and return the proxy card in the envelope furnished. Stockholders voting by Internet or by telephone should follow the instructions on the enclosed proxy card. Telephone and Internet voting procedures are designed to verify stockholders through use of a control number that is provided on each proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet if those services are offered by the nominee.

   Proxies received by the Corporation at any time before the Annual Meeting, and not revoked or superseded before being voted, will be voted at the Annual Meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement (that is, "for" the election of each nominee for Non-Class A Director, "for" approval of the policy addressing tax deductibility of awards to certain executives under the Incentive Plan for Key Executives, and "for" election of PricewaterhouseCoopers LLP as the Corporation's auditor). If any other proposals are brought before the meeting and submitted to vote, all proxies will be voted in accordance with the judgment of the persons voting the respective proxies.

   Until exercised at the Annual Meeting, proxies may be revoked or superseded by submitting a proxy of a later date (whether by mail, Internet or telephone), by written notification received by the Secretary of the Corporation prior to the Annual Meeting or by attending the Annual Meeting in Honolulu and voting in person. Attendance in person at the Annual Meeting does not of itself revoke a proxy previously given, but any stockholder personally present at the Annual Meeting in Honolulu may revoke any proxy previously given and vote his or her shares in person.

                          PROXY SOLICITATION

   The Corporation will pay the cost of solicitation of proxies for the Annual Meeting. In addition to solicitation by use of the mails, proxies may be solicited personally or by telephone, facsimile or telegraph by certain officers and regular employees of the Corporation, who will not receive any added compensation for such solicitation. The Corporation may reimburse brokers and others holding shares in their names as nominees for their expenses in sending proxy material to beneficial owners.

        QUORUM, REQUIRED VOTES, ABSTENTIONS AND BROKER NON-VOTES

   Holders of outstanding shares of capital stock of the Corporation representing at least a majority of the votes entitled to vote at the Annual Meeting, present in person in Honolulu or represented by proxy, will constitute a quorum (a "Quorum") with respect to all matters other than the election of directors. At least a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum of Common Stock for the election of Non-Class A Directors (a "Non-Class A Quorum"). At least a majority of the shares of Class A Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum of the Class A Common Stock for the election of Class A Directors (a "Class A Quorum"). The absence of a Non-Class A Quorum will not prevent the election of Class A Directors, and the absence of a Class A Quorum will not prevent the election of Non-Class A Directors.

   Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

   The Non-Class A Directors will be elected by a plurality of the votes cast by the holders of the Corporation's Common Stock entitled to vote thereon. Abstentions and broker non-votes will not count as either "for" or "against" in the tabulation of votes on Non-Class A Directors. Class A Directors will be elected by a plurality of the votes cast by the holders of the Class A Common Stock entitled to vote thereon.

   Each other proposal to be considered at the meeting will require the affirmative vote of the holders of a majority in voting power of shares present in person or by proxy and entitled to vote, with the Common Stock and Class A Common Stock voting together. For these purposes, any broker non-votes on a proposal will be treated as not entitled to vote and therefore will not affect the outcome. Abstentions will have the effect of negative votes.

                        ELECTION OF DIRECTORS

   The members of the Board of Directors of the Corporation (the "Board of Directors") are divided into three classes, one of which is elected at each annual meeting of stockholders to hold office for a three-year term and until their respective successors are elected and duly qualified.

   The Board of Directors has fixed the number of directors to serve on the Board of Directors at 20. Based upon the ratio of the number of shares of Class A Common Stock issued and outstanding to the total number of shares of common stock issued and outstanding, the holders of shares of the Class A Common Stock are entitled to elect nine of the 20 directors of the Corporation (the "Class A Directors"). The holders of Common Stock outstanding on the Record Date (other than persons who are also holders of Class A Common Stock) are entitled to elect the remaining 11 directors of the Corporation (the "Non-Class A Directors").

   The terms of four Non-Class A Directors will expire at the Annual Meeting, and the current Non-Class A

Directors acting as a committee of the Board of Directors have nominated the four persons set forth below for election for a term of three years expiring at the annual meeting of the stockholders in 2003. The terms of three Class A Directors will expire at the Annual Meeting, and the holders of the Class A Common Stock have designated the three persons set forth below for election to a term of three years expiring at the annual meeting of the stockholders in 2003.

   Proxies will be voted for election of each nominee listed below, all of whom are now members of the Board of Directors, unless (with respect to any nominee) the authority to vote for such nominee has been withheld in the applicable proxy. In the event, which is not now anticipated, that any of such nominees should become unavailable to serve for any reason, shares for which proxies have been received will be voted for a substitute nominee selected by a committee comprised of current Non-Class A Directors unless the number of directors constituting the full Board of Directors is reduced.

Nominees for Non-Class A Directors for Terms Expiring at the 2003 Annual Meeting

   A committee comprised of the current Non-Class A Directors has nominated the persons set forth below for election as Non-Class A Directors at the Annual Meeting, each for a three-year term expiring at the 2003 annual meeting. The principal occupations of, and certain other information regarding, these nominees are set forth below.

   John W. A. Buyers, 72, has been a director of the Corporation since 1994 and a director of First Hawaiian Bank since 1976. He has been Chairman of the Board and Chief Executive Officer of C. Brewer and Company, Limited, a diversified agribusiness and specialty food company, since 1992. From 1982 to 1992, he was Chairman and President of C. Brewer and Company, Limited, Hawaii's oldest company. Since 1986, he has been Chairman of ML Resources, Inc., the managing general partner of ML Macadamia Orchards, L.P., a master limited partnership traded on the New York Stock Exchange. The partnership is engaged in agribusiness. From 1993 to 1999, he served as Chairman and as a director of Hawaii Land and Farming Co., Inc., a publicly traded real estate development company. He is also a director of John B. Sanfilippo & Sons, Inc., a nut marketing company located in Elk Grove Village, Illinois.

   David M. Haig, 48, has been a director of the Corporation since 1989 and a director of First Hawaiian Bank since 1983. Mr. Haig is a beneficiary and, since 1982, has been a trustee, under the Will and of the Estate of S.M. Damon. He has served as Chairman of the Estate of S.M. Damon since 1993.

   John A. Hoag, 67, has been a director of the Corporation since 1991 and a director of First Hawaiian Bank since October 1989. He was President of the Corporation from 1991 until April 1995 and was an Executive Vice President of the Corporation from 1982 to 1991. From 1989 until June 1994, Mr. Hoag was President of First Hawaiian Bank. From that date until his retirement in June 1995, he was Vice Chairman of First Hawaiian Bank. Mr. Hoag is Chairman of the Board of Hawaii Reserves, Inc., a land management corporation that is a subsidiary of Deseret Management Corporation.

   John K. Tsui, 61, has been a director of the Corporation since July 1995 and a director of First Hawaiian Bank since July 1994. He has been Vice Chairman and Chief Credit Officer of the Corporation since November 1998. He was President of the Corporation from April 1995 through October 1998. He became President and Chief Operating Officer of First Hawaiian Bank in July 1994 and Vice Chairman of Bank of the West in November 1998. He was Executive Vice President of Bancorp Hawaii, Inc. (now known as Pacific Century Financial Corporation) from 1986 to June 1994 and Vice Chairman of Bank of Hawaii from 1984 to June 1994.

   The Board of Directors recommends a vote FOR the above nominees.

            Designees for Class A Directors for Terms Expiring at the 2003 Annual Meeting

   The holders of the Class A Common Stock have designated the persons set forth below for election as Class A Directors at the Annual Meeting for a three-year term expiring at the 2003 annual meeting. The principal occupations of, and certain other information regarding, these designees are set forth below.

   Michel Larrouilh, 64, has been a director of the Corporation since November 1998 and a director of Bank of the West since February 1984. He was Chief Executive Officer of Bank of the West from February 1984 to December 1995. He was Chairman and Chief Executive Officer of Old BancWest from January 1996 to December 1997. He was Chairman and Advisor to the Chief Executive Officer of Old BancWest from January 1998 to October 1998.

   Joel Sibrac, 52, has been a director of the Corporation since November 1998 and a director of Bank of the West since January 1995. He has been Vice Chairman of the Corporation since November 1998. He has been Senior Executive Vice President, Commercial Banking Group, of Bank of the West since 1996. He was General Manager, North American Desk, of Banque Nationale de Paris ("BNP") from 1994 to 1996 and General Manager of BNP Italy from 1990 to 1994. He has been with BNP since 1974.

   Jacques Henri Wahl, 67, has been a director of the Corporation since November 1998 and a director of Bank of the West since July 1982. He has been a member of the Managing Committee of the BNP Group, Director and Senior Advisor to the Chief Executive Officer of BNP since January 1997. He was Vice Chairman of BNP and Chairman of Banque Nationale de Paris Intercontinentale from 1993 to 1996. He was President and Chief Operating Officer of BNP from 1982 to 1993. He has been with BNP since 1982.

                          Directors Continuing in Office

   Set forth below are the principal occupations of, and certain other information regarding, the directors whose terms of office will continue after the Annual Meeting. The terms of such directors will expire at the annual meeting of stockholders held in the year indicated parenthetically after such director's name.

Non-Class A Directors

   Walter A. Dods, Jr., 58, (2002) has been a director of the Corporation since 1983, a director of First Hawaiian Bank since 1979, and a director of Bank of the West since November 1998. He has been Chairman of the Board and Chief Executive Officer of the Corporation and First Hawaiian Bank since September 1989 and Vice Chairman of Bank of the West since November 1998. He was President of the Corporation from March 1989 to March 1991. He was President of First Hawaiian Bank from November 1984 to October 1989. He was an Executive Vice President of the Corporation from 1982 to 1989. He has been with First Hawaiian Bank since 1968. He is a trustee under the Will and of the Estate of S.M. Damon and a director of Alexander & Baldwin, Inc., a diversified ocean transportation, property development and management, and food products company.

   Dr. Julia Ann Frohlich, 59, (2001) has been a director of the Corporation since 1992 and a director of First Hawaiian Bank since August 1991. She was a director of First Hawaiian Creditcorp, Inc. from 1990 to June 1998 and was a director of FHL Lease Holding Company, Inc. from 1990 to June 1997. She has been President of the Blood Bank of Hawaii since 1985.

   Paul Mullin Ganley, 60, (2002) has been a director of the Corporation since 1991 and a director of First Hawaiian Bank since 1986. He is a trustee under the Will and of the Estate of S.M. Damon and a partner in the law firm of Carlsmith Ball, Honolulu, Hawaii.

   Bert T. Kobayashi, Jr., 60, (2001) has been a director of the Corporation since 1991 and a director of First Hawaiian Bank since 1974. He is a principal of the law firm of Kobayashi, Sugita & Goda, Honolulu, Hawaii. He is a director of Schuler Homes, Inc., a land development company.

   Fujio Matsuda, 75, (2002) has been a director of the Corporation since 1987 and a director of First Hawaiian Bank since 1985. Since July 1996, he has been Chairman, Pacific International Center for High Technology Research. He was President of the Japan-America Institute of Management Science from September 1994 to June 1996. He was Executive Director of the Research Corporation of the University of Hawaii from 1984 until 1994, and he was the President of the University of Hawaii from 1974 to 1984.

   Fred C. Weyand, 83, (2001) has been a director of the Corporation since 1986 and a director of First Hawaiian Bank since 1981. He was Vice President of the Corporation from 1976 to 1982, Senior Vice President of First Hawaiian Bank from 1980 to 1982 and Corporate Secretary from 1978 to 1981. He served as a commissioned officer in the United States Army from 1940 to 1976 and held the office of Chief of Staff as a member of the Joint Chiefs of Staff from 1974 to 1976. He is a trustee under the Will and of the Estate of S.M. Damon.

   Robert C. Wo, 74, (2001) was a director of the Corporation from 1974 to 1989 and again since 1992 and has been a director of First Hawaiian Bank since 1963. He has been President and Secretary of BJ Management Corporation, a management consulting company, since 1979. He has been Chairman of C.S. Wo & Sons, Ltd., a manufacturer and retailer of home furnishings, since 1973.

Class A Directors

   Jacques Ardant, 47, (2002) has been a director of the Corporation since November 1998 and a director of Bank of the West since September 1998. He has been Director for International Banking and Finance, North America Area, BNP since April 1997. He was Deputy General Manager of BNP Greece from 1994 to April 1997. He was Secretary Generale of BNP Italy from 1989 to 1994. He has been with BNP since 1978.

   Robert A. Fuhrman, 75, (2001) has been a director of the Corporation since November 1998 and a director of Bank of the West since August 1981. He has been Chairman of the Board of Directors of Bank of the West since April 1991. He is the retired Vice Chairman, President and Chief Operating Officer of Lockheed Corporation.

   Pierre Mariani, 43, (2001) was elected in December 1999 to succeed Mr. Vivien Levy-Garboua as a director of the Corporation and of Bank of the West. Mr. Mariani is Executive Vice President, International Retail Banking, of BNP. He served as Senior Advisor and Chief of Staff of the Minister of Budget and Government Spokesman from 1993 to 1995; Chief Executive Officer and director of Societe D'investissements Immobiliers Et De Gestion (SEFIMEG), a major French property company, from 1995 to 1996; and Chief Executive Officer and director of BANEXI, the investment bank of BNP, from 1996 to 1999.

   Yves Martrenchar, 42, (2002) has been a director of the Corporation since November 1998 and a director of Bank of the West since March 1994. He has been the Executive Vice President for Products and Markets at BNP since October 1996. He was head of private banking for the branch system of BNP in France from 1993 to October 1996. He has been with BNP since 1980.

   Don J. McGrath, 51, (2002) has been a director of the Corporation since November 1998, a director of Bank of the West since July 1989, and a director of First Hawaiian Bank since November 1998. He has been President and Chief Operating Officer of the Corporation since November 1998, President and Chief Executive Officer of Bank of the West since January 1996 and Vice Chairman of First Hawaiian Bank since November 1998. He was President and Chief Operating Officer of Bank of the West from 1991 to 1996. He has been with Bank of the West since 1975.

   Rodney R. Peck, 54, (2001) has been a director of the Corporation since November 1998 and a director of Bank of the West since July 1990. He is a Senior Partner with the law firm of Pillsbury Madison & Sutro LLP, San Francisco, California.

          COMMITTEES, ATTENDANCE AND COMPENSATION OF THE BOARD

Committees of the Board

   The Board of Directors of the Corporation has an Audit Committee and an Executive Compensation Committee. The Board of Directors does not have a standing nominating committee. However, Non-Class A Directors may be nominated by a majority vote of a committee comprised of all the Non-Class A Directors then in office.

   The Executive Compensation Committee acts upon the executive compensation program of the Corporation and its subsidiaries. The Committee administers the Incentive Plan for Key Executives, the Long-Term Incentive Plan, the Stock Incentive Plans, and the Deferred Compensation Plan. It reviews the performance and approves the salary of the Corporation's Chief Executive Officer and reviews the performance and salaries of other senior management officers of the Corporation and its subsidiaries. The Committee also makes recommendations to the Board of Directors with respect to the appropriate senior management compensation structure. The Committee met six times in 1999. Its members during 1999 were Fujio Matsuda (Chairman), Dr. Julia Ann Frohlich, Robert A. Fuhrman, David M. Haig and Michel Larrouilh.

   The Audit Committee, which met five times during 1999, determines on behalf of the Board whether the performance and examination of the Corporation's independent public accounting firm and internal auditor are satisfactory and adequate to meet the Board's supervisory responsibility. The Committee reviews internal auditing reports, the adequacy of internal financial and accounting controls, the work of the external and internal auditors and management's responses to their audit reports and recommendations. It recommends the independent public accounting firm proposed to be selected as auditor of the Corporation. It also reviews the Corporation's reports to stockholders and other financial statements of the Corporation. The Committee reviewed and approved the 1999 audit plan. The members of the Audit Committee during 1999 were John A. Hoag (Chairman), John W.A. Buyers and Robert
A. Fuhrman.

Attendance at Meetings

   The Board of Directors met 12 times in 1999. Each incumbent Director attended 75% or more of the combined total number of meetings held during such person's service in 1999 on the Board of Directors and its committees.

Compensation of Directors

   In 1999, the Corporation paid a quarterly retainer of $3,000 to each member of the Board of Directors who was not an employee of the Corporation or its subsidiaries. All such non-employee members of the Board received a fee of $800 for each Board meeting attended and $700 for each committee meeting attended, as well as reimbursement for transportation and lodging expenses. Directors who are also employees of the Corporation or one of its subsidiaries do not receive board or committee fees or retainers.

   The Corporation has a Directors' Retirement Plan for directors of the Corporation and First Hawaiian Bank who are not employed by the Corporation or its affiliates and who are not covered by any of the Corporation's employee retirement programs. Following retirement from one of these boards after reaching age 55 and at least ten years of service as director, the retired director or his or her beneficiary will be entitled to receive monthly payments for a ten-year period at an annual rate equal to one-half of the annual retainer fee in effect at the time of the director's retirement.

                   SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of any class of the Corporation's capital stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Based on the Corporation's records and certain written representations received by the Corporation, the Corporation believes that during 1999 all such filing requirements applicable to its directors, executive officers and ten-percent stockholders were complied with, except that BNP filed one late report covering one transaction.

                       SECURITY OWNERSHIP OF DIRECTORS,
                      NAMED EXECUTIVE OFFICERS AND OTHERS

   The beneficial ownership of all classes of Voting Stock of the Corporation for each nominee for director, each current director and the named executive officers of the Corporation, all of the current directors and executive officers as a group, as well as all persons known by the Corporation to be the beneficial owner of more than 5% of the Common Stock or the Class A Common Stock (each a "5% Owner"), is shown in the following table. Each of the individuals or groups listed below owns less than one percent of the outstanding shares and voting power of any class of Voting Stock, unless otherwise indicated. Each individual has sole voting and investment power with respect to the shares he or she beneficially owns, unless otherwise reflected in a footnote. The table is based upon information furnished by each such person or, in the case of each 5% Owner, based upon a Schedule 13D or 13G filed with the SEC. All listings are with respect to the Common Stock, except the listing for BNP pertains to the Class A Common Stock. All information is, unless otherwise indicated, as of February 21, 2000. Percentages are based upon the number of shares of Common Stock or Class A Common Stock outstanding on such date, plus, where applicable, the number of shares the indicated person or group had a right to acquire within 60 days of such date.

                                                                     Shares Beneficially       Percent
                                                                           Owned(1)           of Class
Nominees for Non-Class A Directors
----------------------------------
John W. A. Buyers                                                             10,985                      *
David M. Haig                                                             15,852,814(2)          22.62%
John A. Hoag                                                                  78,106(3)                   *
John K. Tsui                                                                 465,399(4)                   *

Designated Class A Directors
----------------------------
Michel Larrouilh                                                               8,000(5)                   *
Joel Sibrac                                                                    8,151(5)                   *
Jacques Henri Wahl                                                                 0(5)(6)                *

Directors Continuing in Office
------------------------------
Walter A. Dods, Jr.                                                       17,087,773(7)          24.20%
Dr. Julia Ann Frohlich                                                         6,450                      *
Paul Mullin Ganley                                                        15,871,915(8)          22.64%
Bert T. Kobayashi, Jr.                                                        13,107(9)                   *
Fujio Matsuda                                                                  8,322                      *
Fred C. Weyand                                                            15,874,191(10)         22.65%
Robert C. Wo                                                                 205,651(11)                  *
Jacques Ardant                                                                     0(5)                   *
Robert A. Fuhrman                                                              4,000                      *
Pierre Mariani                                                                     0(5)                   *
Yves Martrenchar                                                                   0(5)                   *
Don J. McGrath                                                               208,748(5)                   *
Rodney R. Peck                                                                   400                      *

Other Named Executive Officers
------------------------------
Donald G. Horner                                                             346,664(12)                   *
Howard H. Karr                                                               374,246(13)                   *

All nominees, designees, directors and
executive officers as a group (24 persons)                                19,159,201             26.91%

5% Owners of Common Stock
-------------------------
David M. Haig, Fred C. Weyand,
Paul Mullin Ganley and Walter A. Dods, Jr.,
as trustees under the Will and of the
Estate of S.M. Damon, 999 Bishop Street,
Honolulu, Hawaii 96813                                                    15,800,000(14)         22.54%

Capital Research and Management Company
333 South Hope Street
Los Angeles, California 90071                                              4,919,000(15)(16)      7.02%

The Income Fund of America, Inc.
333 South Hope Street
Los Angeles, California 90071                                              3,800,000(15)(17)      5.42%

Trust and Investments Division,
First Hawaiian Bank,
P.O. Box 3200,
Honolulu, Hawaii 96847                                                     4,356,657(18)          6.22%

Alexander &Baldwin, Inc.
822 Bishop Street
Honolulu, Hawaii 96813                                                     3,385,788              4.83%

5% Owners of Class A Common Stock
---------------------------------
Banque Nationale de Paris
16, Boulevard des Italiens
75009 Paris, France                                                       56,074,874(19)           100%

*The percentage of shares beneficially owned, including shares that can be acquired within 60 days from February 21, 2000 through the exercise of stock options, does not exceed 1% of the shares currently outstanding.

Notes to Security Ownership Table:

Note (1) All amounts and percentages refer to Common Stock, unless otherwise indicated. Data includes the number of shares of Common Stock that may be acquired through exercise of stock options within 60 days from February 21, 2000 for the following: Mr. Dods, 529,175; Mr. McGrath, 22,274; Mr.Tsui, 258,815; Mr. Horner, 133,496; Mr. Karr, 151,985; Mr.
          Sibrac, 7,551; all directors, nominees, designees, and executive officers as a group: 1,117,292.

Note (2) Mr. Haig's reported beneficial ownership of Common Stock includes 15,800,000 shares owned by the Estate of S. M. Damon as to which Mr. Haig shares voting and investment powers. He is beneficiary of an HR-10 plan which holds 12,000 shares of Common Stock as to which he has sole voting and investment powers.

Note (3) Mr. Hoag's reported beneficial ownership of Common Stock includes 38,040 shares in his wife's revocable living trust as to which Mr. Hoag disclaims beneficial ownership and 3,790 shares held jointly with his wife.

Note (4) Mr. Tsui's reported beneficial ownership of Common Stock includes 4,000 shares held as trustee of his daughter's trust, as to which he holds sole voting and investment powers; 4,000 shares held in his wife's trust; and 166,952 shares owned by First Hawaiian Foundation, as to which Mr. Tsui holds shared voting and investment powers. Mr. Tsui disclaims beneficial ownership of the shares owned by his wife's trust and First Hawaiian Foundation. Mr. Tsui's reported stock options include an option to acquire 40,340 shares of Common Stock held by the aforesaid trust for his daughter.

Note (5) The designated Class A Directors and Class A Directors continuing in office hold a beneficial interest in an aggregate of 39,400 shares of common stock of BNP, including the number of shares that may be acquired through exercise of stock options within 60 days from February 21, 2000.

Note (6) Mr. Wahl is a director of BNP. He disclaims beneficial ownership of shares held by BNP, described in Note (19).

Note (7) Mr. Dods' reported beneficial ownership of Common Stock includes 1,848 shares held in his wife's individual retirement account as to which Mr. Dods disclaims beneficial ownership; 15,800,000 shares owned by the Estate of S. M. Damon as to which Mr. Dods shares voting and investment powers; and 166,952 shares owned by First Hawaiian Foundation, as to which Mr. Dods holds shared voting and investment powers. Mr. Dods is a director of Alexander & Baldwin, Inc., which owns 3,385,788 shares of Common Stock of the Corporation. Mr. Dods disclaims beneficial ownership of the shares owned by Alexander & Baldwin, Inc. and First Hawaiian Foundation.

Note (8) Mr. Ganley's reported beneficial ownership of Common Stock includes 15,800,000 shares owned by the Estate of S.M. Damon as to which Mr. Ganley shares voting and investment powers; 71,858 shares in his revocable living trust, a money purchase pension plan and an individual retirement account as to which he has sole voting and investment powers; and 57 shares for which he has shared voting and investment powers.

Note (9) Mr. Kobayashi's reported beneficial ownership of Common Stock includes 4,155 shares held in his wife's IRA account and revocable living trust as to which he disclaims beneficial ownership.

Note (10) Mr. Weyand's reported beneficial ownership of Common Stock includes
          15,800,000 shares owned by the Estate of S.M. Damon as to which he shares voting and investment powers and 32,191 shares in his wife's revocable living trust as to which he shares voting and investment powers.

Note (11) Mr. Wo's reported beneficial ownership of Common Stock includes 16,000 shares in the Betty and Bob Wo Foundation as to which he shares voting and investment powers, 600 shares held jointly with his wife, and 174,000 shares held by C.S. Wo & Sons, Ltd., as to which he shares voting and investment powers.

Note (12) Mr. Horner's reported beneficial ownership of Common Stock includes
          166,952 shares owned by First Hawaiian Foundation, as to which Mr. Horner holds shared voting and investment powers. Mr. Horner disclaims beneficial ownership of the shares owned by First Hawaiian Foundation.

Note (13) Mr. Karr's reported beneficial ownership of Common Stock includes 156 shares owned by his wife directly or as custodian and 166,952 shares owned by First Hawaiian Foundation, as to which Mr. Karr holds shared voting and investment powers. Mr. Karr disclaims beneficial ownership of the shares owned by his wife and First Hawaiian Foundation.

Note (14) Messrs. Haig, Weyand, Ganley and Dods are directors of the
          Corporation. Mr. Dods is also the Chairman and Chief Executive Officer of the Corporation. The trustees have shared voting and investment powers as to shares owned by the Estate of S.M. Damon.

Note (15) Based on a Schedule 13G filed for the period ended December 31, 1999.

Note (16) Although deemed to hold sole dispositive power with respect to these shares as a result of acting as an investment advisor to various investment companies, Capital Research and Management Company disclaims beneficial ownership of these shares.

Note (17) The Income Fund of America, Inc., an investment company advised by
          Capital Research and Management Company, has sole voting power with respect to these shares.

Note (18) The shares held by the Trust and Investments Division in fiduciary accounts include: 1,886,829 shares as to which it has sole voting power and 1,819,027 shares as to which it has sole investment power; 2,230,848 shares as to which it has shared voting power and 2,276,150 shares as to which it has shared investment power; 238,979 shares as to which sole voting power is retained by the settlors of the trusts; and 261,479 shares as to which sole investment power is held by outside investment advisers.

Note (19) Represents 45% of outstanding Voting Stock. BNP holds sole voting and dispositive power with respect to 54,993,962 shares (including 53,459,024 Class A shares and 1,534,938 shares of Common Stock convertible by BNP into an equivalent number of Class A shares), and shared voting and dispositive power with respect to 1,080,912 Class A shares owned by an indirect wholly owned subsidiary of BNP.

                          EXECUTIVE OFFICERS

   Listed below are the executive officers of the Corporation, with their ages and positions and offices held with the Corporation.

Name, Age                                              Positions and Offices With the Corporation
-----------------------                                ------------------------------------------
Walter A. Dods, Jr., 58              Please see "Election of Directors -- Directors Continuing in Office" (page 6)
Don J. McGrath, 51                   Please see "Election of Directors -- Directors Continuing in Office" (page 6)
John K. Tsui, 61                     Please see "Election of Directors -- Nominees for Non-Class A Directors for
                                     Terms Expiring at the 2003 Annual Meeting" (page 5)
Joel Sibrac, 52                      Please see "Election of Directors -- Designees for Class A Directors for Terms
                                     Expiring at the 2003 Annual Meeting" (page 5)
Howard H. Karr, 57                   Executive Vice President and Chief Financial Officer of the Corporation
                                     since November 1998; Executive Vice President and Treasurer of the
                                     Corporation from 1989 to October 1998; Vice Chairman of First Hawaiian
                                     Bank since 1997; Vice Chairman, Chief Financial Officer and Treasurer of
                                     First Hawaiian Bank from September 1993 to 1997. Mr. Karr has been with
                                     First Hawaiian Bank since 1973.
Douglas C. Grigsby, 47               Executive Vice President and Treasurer of the Corporation since November
                                     1998 and Chief Financial Officer of Bank of the West since 1989. Mr. Grigsby has been with Bank of the West since 1977.
Bernard Brasseur, 61                 Executive Vice President and Risk Manager of the Corporation since
                                     November 1998; Risk Manager of Bank of the West since 1983; Vice
                                     Chairman of First Hawaiian Bank since November 1998. Mr. Brasseur has been with BNP since 1966, and Bank of the West since 1983.
Donald G. Horner, 49                 Executive Vice President of the Corporation since 1989; Vice Chairman of
                                     First Hawaiian Bank since July 1994; Executive Vice President of First
                                     Hawaiian Bank from 1993 to 1994. Mr. Horner has been with First Hawaiian
                                     Bank since 1978.

                       EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table summarizes the compensation for the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation for the years ended December 31, 1999, 1998 and 1997. All figures concerning shares and options have been adjusted to reflect a two-for-one stock split in December 1999.

                                                                                         Long-Term Compensation
                                                                                         ----------------------
                                      Annual Compensation (1)                             Awards        Payouts
                               --------------------------------------------              --------------  --------
Name                                                               Other
and                                                               Annual      Restricted   Securities                 All Other
Principal                                                         Compen-       Stock      Underlying     LTIP        Compen-
Position                       Year        Salary     Bonus (2)   sation(3)    Awards (4)    Options    Payouts (5)   sation(6)
-------------------            -----      --------   ----------   ---------    ----------  ----------   -----------   ---------
Walter A. Dods, Jr.            1999       $927,188   $  607,493      --             --       133,100     $280,933     $39,087
Chairman, Chief                1998       $860,000   $  547,189      --             --       132,300           --     $69,349
Executive Officer              1997       $851,167   $  508,483      --             --       160,000           --     $76,268
and Director
Don J. McGrath                 1999       $650,016   $  390,010      --             --        89,098           --     $ 8,485
President, Chief               1998       $108,336   $  268,818(7)   --        173,474(8)     55,442           --          --
Operating Officer
and Director*
John K. Tsui                   1999       $609,721   $  280,875    $ 5,637          --        73,900     $131,026     $ 5,892
Vice Chairman,                 1998       $573,000   $  274,310    $ 3,256          --        73,460           --     $21,413
Chief Credit                   1997       $566,334   $  278,187    $   351          --       100,000           --     $25,462
Officer and
Director
Howard H. Karr                 1999       $370,643   $  163,940      --             --        35,288     $ 55,860     $ 3,765
Executive Vice                 1998       $342,000   $  147,744      --             --        35,080           --     $13,935
President and                  1997       $337,834   $  138,058      --             --        50,000           --     $16,349
Chief Financial
Officer
Donald G. Horner               1999       $337,523   $  149,864    $10,650          --        31,986     $ 50,633     $ 2,062
Executive Vice                 1998       $310,000   $  132,240    $ 7,527          --        31,800           --     $11,817
President                      1997       $305,833   $  123,405    $ 1,581          --        50,000           --     $11,080

Notes to Summary Compensation Table:
*Mr. McGrath became an executive officer and director of the Corporation on November 1, 1998, the effective date of the Merger.

Note (1) Includes amounts earned but deferred under the Corporation's Deferred
         Compensation Plan (the "DCP").

Note (2) Amounts are reported for the year in which earned, even if paid in the following year. Amounts include cash payments under the Corporation's Cash Bonus Plan for 1998 and 1997 and cash payments under the Corporation's Incentive Plan for Key Executives ("IPKE") for 1999, 1998 and 1997. The Bonus Plan was discontinued commencing with the January 1, 1999 plan year.

Note (3) Reported amount represents above-market interest earned on amounts deferred under the DCP. The aggregate amount of perquisites and other personal benefits received as compensation by each of the named executive officers in each of the three most recent years was less than $50,000 and 10% of Salary and Bonus.

Note (4) The Executive Compensation Committee may, at its sole discretion, make awards under the IPKE and 1998 SIP (as defined below) in restricted Common Stock. No unvested awards of restricted Common Stock are outstanding to Messrs. Dods, Tsui, Karr or Horner. Mr. McGrath holds 173,474 shares of restricted Common Stock, which on December 31, 1999 had a market value of $3,382,743. These restricted shares pay dividends, and will vest on November 1, 2000.

Note (5) Because the Corporation did not achieve its minimum performance standards for the three-year cycle that ended December 31, 1997, no amounts were paid under the Corporation's Long-Term Incentive Plan ("LTIP") for such cycle. For the reasons described under "Long-Term Incentive Plans--Awards in Last Fiscal Year" (page 15), a payment equal to one-third of the maximum value attainable for the 1998-2000 performance cycle was made to participants in the LTIP (based upon 1998 compensation levels) in January 1999. Messrs. Dods, Tsui, Karr and Horner waived all other payments under the LTIP change-in-control provisions arising out of the Merger.

Note (6) Includes (i) premiums for life insurance, including "gross-up" for income taxes; (ii) amounts related to split-dollar insurance agreements as discussed below; and (iii) contributions for the account of the above-named executive officers to the Corporation's Profit Sharing Plan ("Profit Sharing Plan") and amounts credited to the accounts of such executive officers under the profit-sharing portion of the Corporation's nonqualified, unfunded Supplemental Executive Retirement Plan (the "SERP") that provides benefits that would have been provided under the Profit Sharing Plan but for Internal Revenue Code (the "Code") restrictions on such benefits. (In determining profit-sharing benefits under the SERP, the participant's covered compensation includes base pay, commissions, overtime, short-term incentive pay, and the annual cash bonus earned under IPKE; a participant's covered compensation does not include the cash portion of the Corporation's Cash Bonus Plan.) Profit-sharing contributions to the Profit Sharing Plan were discontinued commencing with the January 1, 1999 plan year. Accordingly, the Profit Sharing Plan column in the table below includes only 401(k) matching contributions, if any, made on the executive's behalf. Details of All Other Compensation received by the above-named executive officers for 1999 are as follows:

                                                                                        Profit
                                                                                      Sharing Plan
                                                  Life           Split-Dollar       (including SERP)
            Name                               Insurance          Insurance           Contributions          Total
----------------------------------            ----------         -----------        ----------------        -------
Dods...............................            $32,483             $6,604                     --            $39,087
McGrath............................                 --             $3,485                 $5,000            $ 8,485
Tsui...............................                 --             $5,892                     --            $ 5,892
Karr...............................                 --             $3,765                     --            $ 3,765
Horner.............................                 --             $2,062                     --            $ 2,062

         The Corporation has split-dollar insurance agreements with the named executive officers, as well as certain other senior officers. The Corporation pays the insurance premium and imputes the economic benefit to the executive utilizing the PS58 table published by the Internal Revenue Service. Under the agreement, the executive owns a policy with a death benefit equal to three times final salary and the Corporation owns an interest in the policy on the life of the executive sufficient to recover all insurance premiums previously paid plus any foregone interest, net of the income tax benefit, on such premium payments upon the death of the executive. The amount for each named executive officer under this split-dollar insurance agreement included in the above table represents the foregone interest, net of applicable income tax benefit. The Corporation also has a $1,000,000 whole life insurance policy on the life of Mr. Dods. The premium and related "gross-up" for income taxes on this policy are included under the Life Insurance column. The death benefit under this policy is deducted from the death benefit under Mr. Dods' split-dollar policy.

Note (7) The 1998 bonus amount shown for Mr. McGrath is the annual bonus he earned for all of calendar year 1998 under the Bank of the West Senior Management Incentive Plan, although he was an executive officer of the Corporation only from November 1, 1998.

Note (8) These restricted shares were awarded pursuant to requirements of the Merger and were not part of a recurring compensation arrangement.

Option Grants in Last Fiscal Year

   The following table sets forth 1999 option grants (as adjusted to reflect a two-for-one stock split in December 1999) to each of the named executive officers under the Corporation's 1998 Stock Incentive Plan ("1998 SIP") and the potential realizable values of such options.

                                                                                     Potential Realizable Value at
                                                                                      Assumed Annual Rates of
                                                                                       Stock Price Appreciation
                                     Individual  Grants(1)                               for Option Term(2)
                     -------------------------------------------------------        ------------------------------
                        Number of        Percent of
                       Securities      Total Options     Exercise
                       Underlying       Granted to          or
                         Options       Employees in     Base Price   Expiration
        Name           Granted (3)      Fiscal Year     Per Share       Date              5%                10%
--------------------  ------------     -------------    ----------   ----------      ----------         ----------
Dods................    133,100           14.3%          $20.065      3/03/09        $1,679,558         $4,256,331
McGrath.............     89,098            9.6%          $20.065      3/03/09        $1,124,307         $2,849,215
Tsui................     73,900            7.9%          $20.065      3/03/09        $  932,527         $2,363,207
Karr................     35,288            3.8%          $20.065      3/03/09        $  445,291         $1,128,455
Horner..............     31,986            3.4%          $20.065      3/03/09        $  403,624         $1,022,862

Notes to Option Grants in Last Fiscal Year:

Note (1) Options were granted at 100% of the market value of the stock on the date of the grant. The options vest 25% on the first anniversary of the grant and 25% per year thereafter. No option may be exercised prior to vesting (and in no event earlier than six months after the date of grant) or later than ten years after the date of grant. The exercise price of an option is payable either in cash, by tendering previously acquired shares by the optionee, or by a combination of cash and previously acquired shares. In the event of death, disability or retirement, the Executive Compensation Committee has the discretion to accelerate the vesting of options previously granted. The 1998 SIP also provides for the Corporation to withhold statutory income taxes upon the exercise of the options by the option holder paying cash or tendering previously acquired Common Stock or by the Corporation withholding the appropriate number of option shares which would have been issued following the option exercise. Without the approval of the stockholders of the Corporation, the 1998 SIP cannot be terminated, amended, or modified to: (a) increase the total amount of shares which may be issued except as provided in the 1998 SIP; (b) change the class of eligible employees; (c) materially increase the cost of the 1998 SIP or benefits to the participants; (d) extend the maximum period after the date of grant during which the options may be exercised; or (e) change the provisions of the exercise price. The 1998 SIP and the Corporation's 1991 Stock Incentive Plan ("1991 SIP") provide that in the event of a change in control, as defined in each plan, all options granted and held at least six months become immediately exercisable and vested.

Note (2) The potential realizable value is reported netof the option exercise price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation of the underlying stock of 5% and 10% from the date of grant to the end of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of Common Stock, overall stock market conditions, and the optionees' continued employment through the vesting period. The amounts reflected in these columns may not necessarily be achieved.

Note (3) None of the options granted represents reload options.

Option Values at December 31, 1999
   The following table reflects the securities underlying unexercised options held by the named executive officers and the value of these options as of December 31, 1999:

                                                         Number of
                                                         Securities                     Value of
                                                         Underlying                    Unexercised
                                                        Unexercised                   In-the-Money
                                                         Options at                    Options at
                                                     December 31, 1999              December 31, 1999
                                                        Exercisable/                  Exercisable/
                                                       Unexercisable                  Unexercisable
                            Name                            (#)                            ($)
           ---------------------------------------  ---------------------          ------------------------
           Dods..................................      495,900/133,100                $1,656,900/$75,202
           McGrath...............................            0/144,540                $       0 /$50,340
           Tsui..................................      240,340/ 73,900                $  684,320/$41,754
           Karr..................................      138,600/ 35,288                $  457,520/$19,938
           Horner................................      125,500/ 31,986                $  400,710/$18,072

   No options were exercised by the named executive officers in 1999.

Ten-Year Option Repricings

   For the year ended December 31, 1999, there was no adjustment or amendment to the exercise price of the stock options previously awarded, other than adjustments made pursuant to antidilution provisions in connection with a two-for-one stock split.

Long-Term Incentive Plans--Awards in Last Fiscal Year

   The LTIP applies to a group of key executives approved by the Executive Compensation Committee, which is much smaller than the group eligible for IPKE and 1998 SIP awards. The LTIP provides incentive compensation to participants based on the Corporation's ability to sustain a target level of performance over a three-year performance cycle. The LTIP is administered by the Executive Compensation Committee and has no expiration date.

   Under the LTIP, no "awards" of shares, units or other rights, as such, are granted. Instead, at the beginning of each performance cycle, the Executive Compensation Committee designates which key executives will be eligible to participate in the LTIP for the cycle. Additional key executives could be declared eligible during the cycle. The Executive Compensation Committee also establishes target amounts of individual payouts and corporate performance standards to be met over the performance cycle.

   The Merger constituted a "change in control" within the definition of the LTIP (an "LTIP change in control"). Upon the occurrence of an LTIP change in control, the LTIP provides that the maximum value attainable by participants will be deemed to have been fully earned for the entire performance cycle as of the effective date of the LTIP change in control, regardless of the Corporation's actual financial performance. Based on actual performance to November 1, 1998, it did not appear that any payments would be made for either of the three-year performance cycles that began in 1996 and 1997. Implementation of the LTIP change in control provisions, on the other hand, would have resulted in payments under the LTIP for the three-year performance cycles that began on January 1, 1996, 1997, and 1998 even though the Corporation was the surviving corporation in the Merger. The Corporation also recognized that because of the Merger, the performance goals that were established for the LTIP for the three-year performance cycle that began January 1, 1998 would no longer be appropriate. As a result, the Executive Compensation Committee amended the LTIP to (i) specify that the Merger would not be considered an LTIP change in control, and (ii) pay the maximum value attainable to each participant for one year of the three-year performance cycle that began January 1, 1998. A payment equal to one-third of the maximum value attainable for the three-year 1998-2000 performance cycle (based on 1998 compensation levels) was made in January 1999 to participants who waived LTIPchange in control rights arising from the Merger.

   To reflect consummation of the Merger, the Executive Compensation Committee subsequently established new target amounts and corporate performance standards and designated eligible participants for the performance cycles (i) commencing January 1, 1999 and ending on December 31, 2000 ("1999-2000 Performance Cycle") and (ii) commencing January 1, 1999 and ending on December 31, 2001 ("1999-2001 Performance Cycle").

   Under the formula for the 1999-2000 Performance Cycle, LTIP payouts for eligible executives are based on target percentages (ranging from 10% to 50%) of each participant's average base salary over the two-year performance cycle. If the Corporation does not achieve a minimum threshold of diluted earnings per share ("EPS") of at least $1.73 for the calendar year ending December 31, 2000, no payouts will be due under the LTIP for the 1999-2000 Performance Cycle. When the Corporation's EPS exceeds the minimum threshold level, the target awards to participants are adjusted by a factor (ranging from 0% to 140%) based on the Corporation's financial performance compared to a peer group, as measured by relative average total stockholder return ("TSR"), and the annual compounded growth rate ("ACGR") of the EPS. In addition, LTIP payouts to participants may be adjusted by the Executive Compensation Committee based on that individual's performance (from 0% to 140% of the individual's targeted amount as adjusted for the Corporation's performance). The maximum amount that may be paid is 200% of the participant's average base salary.

   Under the formula for the 1999-2001 Performance Cycle, LTIP payouts for eligible executives are based on target percentages (ranging from 10% to 50%) of each participant's average base salary over the three-year performance cycle. If the Corporation does not achieve a minimum threshold of diluted earnings per share ("EPS") of at least $1.85 for the calendar year ending December 31, 2001, no payouts will be due under the LTIP for the 1999-2001 Performance Cycle. When the Corporation's EPS exceeds the minimum threshold level, the target awards to participants are adjusted by a factor (ranging from 0% to 140%) based on the Corporation's financial performance compared to a peer group, as measured by TSR, and the annual compounded growth rate ("ACGR") of the EPS. In addition, LTIP payouts to participants may be adjusted by the Executive Compensation Committee based on that individual's performance (from 0% to 140% of the individual's targeted amount as adjusted for the Corporation's performance). The maximum amount that may be paid is 200% of the participant's average base salary.

   The peer group used in the LTIP for comparison of TSR is the Standard & Poor's Mid-Cap Regional Bank Index, which is comprised of regional bank holding companies similar to the Corporation in size, performance and nature of operations.

   Cash payouts are made after each performance cycle. A participant can elect to have the cash award deferred for future payment under the DCP.

   The following table reflects the estimated future payouts, with respect to the named executive officers, at threshold, target and maximum award levels for the 1999-2000 Performance Cycle and the 1999-2001 Performance Cycle. Actual payouts are contingent upon the Corporation meeting its minimum threshold EPS and are subject to adjustment by the Executive Compensation Committee as described above, based upon corporate and individual performances, which will be determined in 2001 for the 1999-2000 Performance Cycle and 2002 for the 1999-2001 Performance Cycle.

                              Number of            Performance or                       Estimated Future Payouts
                               Shares,           Other Period until             under Non-Stock Price-Based Plans/(2)/
                              Units Or               Maturation           -------------------------------------------------
Name                        Other Rights           or Payout/(1)/         Threshold/(3)/      Target           Maximum/(4)/
---------------------------------------------------------------------------------------------------------------------------
Dods..........................   None                  12/31/2000            None             $311,535           $623,070
Dods..........................   None                  12/31/2001            None             $467,303           $934,605
McGrath.......................   None                  12/31/2000            None             $184,171           $368,342
McGrath.......................   None                  12/31/2001            None             $276,257           $552,514
Tsui..........................   None                  12/31/2000            None             $143,046           $286,092
Tsui..........................   None                  12/31/2001            None             $214,569           $429,139
Karr..........................   None                  12/31/2000            None             $ 62,329           $124,659
Karr..........................   None                  12/31/2001            None             $ 93,494           $186,988
Horner........................   None                  12/31/2000            None             $ 56,809           $113,619
Horner........................   None                  12/31/2001            None             $ 85,214           $170,428

Notes to Long-Term Incentive Plans -- Awards in Last Fiscal Year:

Note (1) Each performance period begins on January 1, 1999.
Note (2) Estimated future payouts under the Target and Maximum columns are based upon the above-named executive officer's salary for the year ended December 31, 1999.
Note (3) If the Corporation does not meet its minimum threshold EPS or the participant receives a 0% individual performance rating, there is no payout.
Note (4) Under the current formula, the maximum individual payout is limited to 200% of the target amount.

Defined Benefit Pension and Supplemental Executive Retirement Plans

   The Corporation has an Employees' Retirement Plan (the "ERP") for employees of the Corporation and participating subsidiaries. Under the ERP, covered compensation includes salary, including overtime, but excluding bonuses. Pension compensation is also limited to the maximum allowable under the Code. Retirement benefits become payable effective upon an employee's retirement at the normal retirement age of 65 years. Normal retirement benefits payable under the ERP are based on average compensation and years of credited service. Under specified circumstances, an employee who has attained a certain age and length of service may retire early with reduced benefits. The ERP was "frozen" as of December 31, 1995 and none of the executive officers named in the Summary Compensation Table accrues such benefits under the ERP for service after December 31, 1995.

   Effective as of January 1, 1999, assets attributable to certain Bank of the West employees in the BNP US Retirement Plan (the "BNP Plan") were merged into the ERP and the ERP was amended to provide eligible Bank of the West employees with accrual of benefits comparable to those provided under the BNP Plan. Benefits accrue based upon an employee's years of service and compensation over his/her years of employment. Except for Mr. McGrath, none of the executive officers named in the Summary Compensation Table is eligible to accrue such benefits.

   The Corporation also maintains a grandfathered pension portion of the SERP under which executive officers named in the Summary Compensation Table continue to earn benefits based on the ERP formula. In determining grandfathered pension benefits under the SERP, the participant's covered compensation includes base pay, commissions, overtime, short-term incentive pay, and the annual cash bonus earned under IPKE; a participant's covered compensation does not include the cash portion of the Corporation's Cash Bonus Plan or any LTIP bonus. The grandfathered pension benefit payable under the SERP is reduced by the participant's "frozen" accrued benefit under the ERP.

   Effective as of January 1, 1998, the SERP was amended to provide that eligible executive officers, including the executive officers named in the Summary Compensation Table, would receive benefits under the SERP in an amount equal to the greater of (i) the benefits payable under the profit-sharing portion of the SERP and the grandfathered SERP pension benefits or (ii) a target percentage (60% for executives with 20 or more years of service) of his/her final average compensation (see Note (1) below).

   As required by the Merger agreement, the SERP was amended to provide that certain Bank of the West employees, including Mr. McGrath, would be entitled to a minimum benefit equal to the minimum benefit under the terminated Bank of the West Excess Benefit Plan. To be eligible for such minimum benefit, Mr. McGrath must have completed at least 20 years of service and attained at least age 55 at retirement. The minimum benefit will be 50% of his base salary at the annual rate in effect on the date he retires from service ("final pay") if he is at least age 60 at retirement and 30% of his final pay if he is at least age 55 but less than 60 at retirement. Mr. McGrath is currently age 51 with 24 years of service and at December 31, 1999 his base salary was $650,016.

   The following table illustrates the estimated annual pension benefits payable under the ERP and the SERP to an executive officer at age 65. Whether these amounts become payable depends on the contingencies and conditions set forth in the ERP and the SERP.


                                                    Years of Service /(2)/
Final Average            -------------------------------------------------------------
Compensation/(1)/            15        20        25         30       35          40
-----------------        --------  --------  --------  --------  ---------   ---------
    $200,000               50,082    66,777     83,471   100,165   116,859     133,553
     300,000               76,332   101,777    127,221   152,665   178,109     203,553
     400,000              102,582   136,777    170,971   205,165   239,359     273,553
     500,000              128,832   171,777    214,721   257,665   300,609     343,553
     600,000              155,082   206,777    258,471   310,165   361,859     413,553
     700,000              181,332   241,777    302,221   362,665   423,109     483,553
     800,000              207,582   276,777    345,971   415,165   484,359     553,553
     900,000              233,832   311,777    389,721   467,665   545,609     623,553
   1,000,000              260,082   346,777    433,471   520,165   606,859     693,553
   1,100,000              286,332   381,777    477,221   572,665   668,109     763,553
   1,200,000              312,582   416,777    520,971   625,165   729,359     833,553
   1,300,000              338,832   451,777    564,721   677,665   790,609     903,553
   1,400,000              365,082   486,777    608,471   730,165   851,859     973,553
   1,500,000              391,332   521,777    652,221   782,665   913,109   1,043,553
   1,600,000              417,582   556,777    695,971   835,165   974,359   1,113,553

Notes to Defined Benefit Pension Plans Table:

Note (1) Final average compensation represents the average annual compensation during the highest 60 consecutive calendar months in the last 120 calendar months of creditable service. Compensation for the purpose of this table includes base salary plus the value of awards under the IPKE as shown on the Summary Compensation Table (but not bonuses under the LTIP or the Cash Bonus Plan). The amount of the IPKE bonus included in compensation for any year for purposes of the SERP is the amount earned for the performance year, though not paid until March of the following year. The estimated annual benefits are computed on the basis of a straight-life annuity form of payment with no social security offset.

Note (2) As of December 31, 1999, the number of years of creditable service under the Corporation's defined benefit plans for each of the executive officers named in the Summary Compensation Table was as follows: Mr. Dods, 31 years; Mr. McGrath, 24 years; Mr. Tsui, 16 years (six years actual service plus ten years added by the Executive Compensation Committee when Mr. Tsui was hired); Mr. Karr, 27 years; and Mr. Horner, 21 years.

   The Merger constituted a change in control for purposes of the SERP. As a result, if a SERP participant is "involuntarily terminated" within 36 months of the Merger, he/she will be granted three extra years of credited service, the SERP benefit will be based on the greater of covered compensation over the 12 months prior to termination or the final average compensation otherwise provided in the SERP, and benefit payments will commence on the later of his/her attaining age 55 or his/her date of termination. The SERP defines "involuntary termination" to include a discharge or resignation in response to a (i) change in day-to-day duties; (ii) reduction in compensation or benefits; (iii) downward change of title; or (iv) relocation requested by the employer.

Change-in-Control and Employment Arrangements

   Except as provided in the next two paragraphs, there are no employment contracts, change-in-control arrangements (other than in the LTIP, 1998 SIP, 1991 SIP, SERP and DCP) or termination of employment arrangements with the named executive officers.

   Prior to the Merger, Mr. McGrath was a party to an employment agreement with Bank of the West. To replace that agreement, the Corporation entered into an employment agreement with Mr. McGrath (the "Agreement"), effective upon the consummation of the Merger. Pursuant to the Agreement, Mr. McGrath will serve as President and Chief Operating Officer of the Corporation and President and Chief Executive Officer of Bank of the West, with his principal business office in the San Francisco Bay Area. Either party may terminate Mr. McGrath's employment upon 30 days' advance notice under the Agreement. Mr. McGrath is entitled to receive a base salary at the annual rate of at least $650,000, receive at least four weeks of paid vacation per year, and participate in all of the Corporation's employee benefit plans and executive compensation programs. In addition, if (1) he voluntarily resigns his employment for "Good Reason" (as defined in the Agreement) or (2) the Corporation terminates his employment at any time for any reason other than "Cause" (as defined in the Agreement) or "Disability" (as defined in the Agreement), then he will be entitled to a severance payment equal to 300% of the sum of his then-current annual rate of "Base Compensation" (as defined in the Agreement), plus the average of the annual bonuses awarded to him for the three years ending immediately prior to the date of his termination. He would also be entitled to continue participation in the Corporation's group insurance plans for one year and he would be credited with an additional year of service for purposes of determining the vested portion of his stock options. If a "Change in Control" (as defined in the Agreement) occurs, all of the stock options he holds at termination will become 100% vested and remain exercisable for 18 months following termination of employment. The Corporation would also be obligated to provide Mr. McGrath with a tax restoration payment if any payments or benefits caused an excise tax to be imposed upon him. If he receives such severance benefits, he will be subject to a non-competition covenant for three years following the termination of his employment (provided a Change in Control has not occurred). He is also subject, under all circumstances and at all times, to a confidentiality covenant. As of the effective time of the Merger, he was also appointed to the Board of Directors of the Corporation and of First Hawaiian Bank.

   Pursuant to a Standstill and Governance Agreement between the Corporation and BNP, Mr. Dods is to continue as Chief Executive Officer of the Corporation and First Hawaiian Bank, and Mr. McGrath is to continue as Chief Operating Officer of the Corporation and Chief Executive Officer of Bank of the West, unless removed by a vote of two-thirds of the Board of Directors or until their death, voluntary retirement or resignation.

Compensation Committee Interlocks and Insider Participation

   The members of the 1999 Executive Compensation Committee were Fujio Matsuda (Chairman), Dr. Julia Ann Frohlich, Robert A. Fuhrman, David M. Haig and Michel Larrouilh.

   The Corporation's bank subsidiaries have made loans to members of the Executive Compensation Committee, and entities related to those directors (including the Estate of S.M. Damon, of which Mr. Haig is a trustee and beneficiary). These loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

   The Corporation has in the ordinary course of business extended credit to directors, including Mr. Matsuda. The largest aggregate amount of Mr. Matsuda's indebtedness in 1999 was $286,650, the aggregate amount outstanding on December 31, 1999 was $280,290, and those loans bore interest during 1999 at rates ranging from 5% to 7.875% per annum.

                  Report of Executive Compensation Committee

   The report of the Executive Compensation Committee (the "Committee") covers the following topics:

   .  Role of the Committee

   .  Executive Compensation Principles

   .  Components of the Compensation Program

   .  Compensation of the Chief Executive Officer

Role of the Executive Compensation Committee

   The Committee was made up of five directors in 1999. No member of the Committee was, during the last completed fiscal year, an officer or employee of the Corporation or any of its subsidiaries. The Board of Directors has delegated to the Committee responsibility for administering the executive compensation program of the Corporation and its subsidiaries.

Executive Compensation Principles

   The executive compensation program is designed to provide short-term and long-term incentives, build stockholder value and reward top performers. Key goals include:

   .  Encouraging managers to improve the performance of the Corporation, and

   .  Attracting, motivating and retaining highly talented individuals.

Components of the Compensation Program

   The three components of the compensation program are:

   .  Base Salary

   .  Annual Incentives

   .  Long-Term Incentives

Base Salaries

   Base salaries of executive officers are determined by evaluating factors such as scope of responsibilities, individual experience and performance, the competitive marketplace, and consistency. No particular weight is placed on, or relative importance given to, any single factor in adjusting base salaries.

Annual Incentives

   Anual incentives for executive officers are provided by a short-term bonus plan called the Incentive Plan for Key Executives ("IPKE"). It is designed to pay a bonus in cash or restricted stock awards based on the Corporation's profitability and the executive's performance over the course of the year. The IPKE promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives, tied to achievement of corporate and individual performance goals. Moreover, annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve those goals.

   The IPKE provides that the aggregate amount of awards for any fiscal year may not exceed 21/2% of that year's consolidated income before income taxes and securities gains. The Committee, in consultation with the Corporation's Chief Executive Officer and/or Chief Financial Officer, may make such adjustments to the reported amount of such consolidated income as the Committee deems appropriate in the circumstances. The maximum award to any individual for any fiscal year is the amount of that individual's basic annual salary for that year. The IPKE gives the Committee discretion to determine the amount and form of all awards. Under current practice, award guidelines (targets) expressed as a percentage of base salary are set for all participants.

The target percentages increase as executives' pay grades increase. The Chief Executive Officer, at his discretion, allocates a portion of the annual bonus pool to each business unit. The manager of each business unit recommends how this allocated amount should be distributed to individual participants in the business unit. Individual awards above or below guideline percentages are generally based upon the participant's grade level and performance during the performance period. The business unit manager's recommendations are reviewed and approved or adjusted by the Chief Executive Officer. These recommendations are then presented to the Committee for final review and approval. The Committee grants individual bonuses above or below guideline percentages based upon the Committee's judgment, after reviewing the recommendation of the Chief Executive Officer, as to individual performance and relative levels of responsibility. All IPKE decisions concerning the CEO are made by the Committee.

   The IPKE performance year is the fiscal year of the Corporation, which is the calendar year. Determination and award of IPKE bonuses for each year's performance are deferred until the following March. This allows management and the Committee to base the awards upon final performance results for the year.

   Executive officers were formerly eligible to receive annual contributions and bonuses under the Corporation's Profit Sharing Plan and Cash Bonus Plan. Those plans, which covered all eligible employees of the Corporation, used fixed profit-sharing formulas and were not administered by the Committee. Contributions to these plans terminated for periods commencing after December 31, 1998.

   The Committee has adopted a policy that, if approved by stockholders at the Annual Meeting, will affect IPKE awards to certain executive officers. That policy is described at page 24.

Long-Term Incentives

   Long-term incentives are provided in the form of stock options under the 1991 SIP and the 1998 SIP, and cash awards under the LTIP. In keeping with the Corporation's commitment to provide a total compensation package that places a significant amount of pay "at-risk," long-term incentives, together with awards under the IPKE, generally comprise approximately 40% of the value of an executive's total compensation package if the Corporation meets its target performance levels.

   Stock Options

   Stock options are granted annually to officers. The options have an exercise price equal to the fair market value of Common Stock on the date the options are granted. The options generally vest over four years of service and expire ten years from the date of the grant.

   The target grants are a percentage of base salary based on the individual's position and responsibilities. The target percentage ranges from 10% to 300%, increasing as the level of responsibility increases. The individual's award may be increased or decreased based on individual performance at the discretion of the Committee.

   Long-Term Incentive Plan

   The LTIP is discussed under "Long-Term Incentive Plans--Awards in Last Fiscal Year" (page 15). That section also discusses the impact of the Merger on LTIP payouts.

Compensation of the Chief Executive Officer

Base Salary

   The Committee reviewed Mr. Dods' 1998 performance in March 1999. In 1998, the Corporation completed the merger that made it the parent of both Bank of the West and First Hawaiian Bank, thereby continuing the Corporation's West Coast expansion. Operating earnings increased 16.9% over 1997, with both Bank of the West and the former Pacific One Bank in the Northwest posting double-digit earnings growth. First Hawaiian Bank increased its net income by 5.9% over the prior year despite the eighth year of a sluggish economy. Efforts to reduce costs resulted in the Corporation's efficiency ratio improving from 65.8% in 1997 to 61.2% in 1998, and the efficiency ratio was expected to improve further in 1999. Furthermore, the year 2000 project was on schedule and on budget.

   In view of the significant performance of the Corporation and the fact that Mr. Dods' base salary had remained at the 1997 level due to a salary freeze for senior officers, Mr. Dods' salary was increased effective March 1, 1999 by 5% from $890,103 to $934,608. The increase was in addition to a 3.5% salary increase that was made effective January 1, 1999 for all employees of First Hawaiian Bank who were hired before July 1, 1998 (excluding peak employees) due to the termination of the Profit Sharing Plan.

Annual Incentives

   As a result of the Corporation's and Mr. Dods' performance for 1998, the Committee awarded him $516,000 under the 1998 IPKE, which was paid in 1999.

   In late February 2000, the Committee reviewed the 1999 performance of Mr. Dods and the Corporation. The most important events of 1999 involved implementation of the merger that brought First Hawaiian Bank and Bank of the West into a single holding company. Under Mr. Dods' leadership, the Corporation and its subsidiaries accomplished 1999 merger objectives as planned, creating a more profitable and geographically diversified western U.S. regional franchise. As a result of this geographic diversification, 73% of BancWest's 1999 cash earnings were from U.S. mainland markets, compared to less than 30% two years ago. In addition, the Corporation reported record annual earnings and earnings per share. The 1999 efficiency ratio, excluding amortization of intangible assets, improved to 54.47%. And the year 2000 conversion effort, which began five years earlier, was completed successfully and below budget. Based on the Committee's evaluation of these and other factors, without any specific weighting, the Committee awarded Mr. Dods $607,493 under the 1999 IPKE.

Long-Term Incentives

   In March 1999, the Committee granted Mr. Dods a stock option for 133,100 shares (as adjusted to reflect the two-for-one stock split in December 1999), as set forth in the Summary Compensation Table under the section "Option Grants in Last Fiscal Year." This award was based upon the 1998 SIP's guideline percentage of base salary.

   For the reasons described under "Long-Term Incentive Plans--Awards in Last Fiscal Year" (page 15), a payment equal to one-third of the maximum value attainable for the three-year 1998-2000 performance cycle was made to all participants in the LTIP (based upon 1998 compensation levels) in January 1999. Mr. Dods received such a payout of $280,933 in January 1999. That payment is reported as 1999 LTIP Payouts in the Summary Compensation Table. Mr. Dods waived all other payments under the change-in-control provisions of the LTIP arising out of the Merger.

Policy with Respect to the $1 Million Deduction Limit

   Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid in any year to an individual who on the last day of the taxable year is the Corporation's Chief Executive Officer or is among its four other most highly compensated executive officers, determined in accordance with proxy disclosure rules. The $1,000,000 limit on deductibility does not apply to compensation that meets the requirements for qualified performance-based compensation as further described in the Code, including requirements that compensation be paid due to attainment of pre-established objective measures that have been approved by stockholders and that preclude discretion to increase the resulting amounts. The Corporation's pay philosophy is performance based, and some compensation arrangements are designed to satisfy Section 162(m) deductibility requirements. The 1998 Stock Incentive Plan is structured so that stock options can qualify as deductible performance-based compensation under Section 162(m). The Committee has also adopted an IPKE award policy for certain executives that, if approved by stockholders, should enable IPKE awards to those executives to satisfy Section 162(m) deductibility requirements for the 2000 and subsequent plan years. (That policy is being submitted for stockholder approval at this Annual Meeting and is discussed at page 24.) The Committee expects to review periodically other compensation programs for executives who are subject to Section 162(m) limitations, and consider Section 162(m) modifications to such programs in light of the materiality of potential deductibility benefits and the potential impact of such modifications on other compensation objectives. However, because the Committee seeks to maintain flexibility in accomplishing the Corporation's compensation goals, it has not adopted a policy that all compensation must be fully deductible.

                                  Executive Compensation Committee

                                  Fujio Matsuda, Chairman
                                  Dr. Julia Ann Frohlich
                                  Robert A. Fuhrman
                                  David M. Haig
                                  Michel Larrouilh*

*Mr. Larrouilh ceased to serve on the Committee on February 12, 2000 and did not participate in Committee actions after that date, including its determination of IPKE awards for 1999 and its adoption of the policy concerning IPKE awards to certain executives.

Stockholder Return Performance Graph

   The following performance graph compares the cumulative total stockholder return (stock price appreciation and reinvestment of dividends) on the Common Stock during the last 5 years to the Standard & Poor's Major Regional Bank Index and the broader Standard & Poor's 500 Stock Index.





                              [PERFORMANCE GRAPH]



 ----  BancWest Corporation Common Stock

       100        132        160        188        235        197
--------------------------------------------------------------------------------

 [--]  S&P 500 Index

       100        138        169        226        290        351
--------------------------------------------------------------------------------

 -- -- S&P Major Regional Bank Index

       100        153        202        363        386        344
--------------------------------------------------------------------------------

*Total return assumes reinvestment of dividends and $100 invested on December 31, 1994 in BancWest Corporation Common Stock, the S&P 500 Index and the S&P Major Regional Bank Index.

Certain Transactions

   In the ordinary course of business, the Corporation's bank subsidiaries have made loans to the Corporation's directors and executive officers, to members of their families, and to entities related to such persons. Those loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

   The following table provides information on loans from the Corporation to its directors and executive officers that had balances exceeding $60,000 at any time during 1999. Each such loan is secured by a real property mortgage.

                                                                Aggregate
                                                 Largest      Indebtedness      Interest
                                                Aggregate      Outstanding        Rate
                                               Indebtedness   December 31,         Per
Name and Title                                   in 1999          1999            Annum
-----------------------                        ------------   -------------     ---------
John W. A. Buyers                                 $271,734       $265,150         5.000%
Director

Bert T. Kobayashi, Jr.                            $747,086       $710,588      5.000%-7.000%
Director

Fujio Matsuda                                     $286,650       $280,290      5.000%-7.875%
Director

John K. Tsui                                      $435,296       $429,409         7.375%
Vice Chairman, Chief Credit
Officer and Director

Howard H. Karr*                                   $192,178       $189,686      7.125%-7.750%
Executive Vice President
and Chief Financial Officer

*Cosigner of mortgage loan to an adult son.

   First Hawaiian Bank leases a parcel of land, on which a branch of the bank is located, from the Estate of S.M. Damon pursuant to a lease commencing July 1, 1967. This lease is for a term of 50 years, requiring the payment of a fixed annual rent of $156,800 annually from July 1, 1997 to June 30, 2002 and $179,200 annually from July 1, 2002 to June 30, 2007. Rents thereafter are to be fixed for the next ten-year period by agreement or, failing agreement, by appraisal. Messrs. Haig, Weyand, Ganley and Dods are directors of the Corporation and trustees of the Estate. Management of the Corporation believes that this transaction is as favorable to the Corporation and First Hawaiian Bank as that which would have been obtainable in transactions with persons or companies not affiliated with the Corporation or First Hawaiian Bank.

   First Hawaiian Bank leases 6,074 square feet of office space to the Estate of S.M. Damon in the downtown Honolulu headquarters building of the bank. The Estate pays rent for the space at the same rate as would be paid by unrelated parties for the same space. The rent is a minimum of $3.12 per square foot per month ($227,410 per annum), plus common area maintenance expenses, until December 7, 2002. Rents thereafter are to be fixed by agreement or, failing agreement, by appraisal. The lease will expire in December 2007.

   Bank of the West leases approximately 48,382 square feet of office space in San Francisco, California under a commercial office lease (the "Master Lease") commencing November 1, 1993 and expiring October 31, 2003. Bank of the West has subleased approximately 22,485 square feet of this space to BNP, or approximately 46.5% of the leased premises (the "Subtenant's Percentage Share"). The sublease term is the same as the Master Lease, and BNP pays pro-rata rent and certain expenses directly to the landlord under the Master Lease. BNP's share of rent and expenses is based primarily on the Subtenant's Percentage Share. The subleased premises were leased to BNP "as is," and BNP must look solely to the landlord under the Master Lease for all services and benefits provided by the Master Lease landlord applicable to the subleased space. Bank of the West indemnifies BNP against losses incurred by BNP as a result of any breach by Bank of the West of its obligations as tenant under the Master Lease, except those assumed by BNP.

   Bank of the West and First Hawaiian Bank participate in various transactions with BNP and its affiliates. These transactions are subject to review by the Federal Deposit Insurance Corporation (the "FDIC") and other regulatory authorities and are required to be on terms at least as favorable to each bank as those prevailing at the time for similar non-affiliate transactions.

   During 1999, Bank of the West redeemed its $50,000,000, 7.50% Subordinated Capital Note due August 2002 held by BNP at par value plus a "make-whole" amount of $2,345,611, for a total of $52,345,611. Concurrently, Bank of the West issued to BNP a new $50,000,000, 7.35% Subordinated Capital Note due June 24, 2009. The maximum principal amount of that note outstanding in 1999, and the outstanding principal balance at December 31, 1999, was $50,000,000.

   Bank of the West holds deposits and purchases federal funds from BNP. The deposits generally are for terms up to six months. Federal funds purchases are generally for one to four days. The maximum daily amount owed by Bank of the West to BNP in 1999 in connection with such deposits and federal funds purchases was $396,400,000, and the balance outstanding on December 31, 1999 was $305,000,000.

   Mr. Kobayashi is a director of the Corporation and First Hawaiian Bank, and his law corporation is a partner in the law firm of Kobayashi, Sugita & Goda. In 1999, the Corporation and its subsidiaries paid legal fees to Kobayashi, Sugita & Goda in the amount of $1,519,876. Of this amount, $421,819 is reimbursable by customers. Kobayashi, Sugita & Goda leases from First Hawaiian Bank 26,788 square feet of office space in the headquarters building. The rent is set at annual amounts ranging from $989,715 per annum in 1999 to $1,412,621 per annum in the lease's final year, 2006, plus common area maintenance expenses.

   Mr. Peck is a director of the Corporation and Bank of the West and a Senior Partner of Pillsbury Madison & Sutro LLP, which provides legal services to the Corporation and its subsidiaries.

                APPROVAL OF POLICY ADDRESSING TAX DEDUCTIBILITY
                     OF IPKE AWARDS TO CERTAIN EXECUTIVES

   Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid in any year to an individual who on the last day of the taxable year is the Corporation's Chief Executive Officer or is among its four other most highly compensated executive officers, determined in accordance with proxy disclosure rules. However, compensation that qualifies as "performance-based compensation" under Section 162(m) is deductible regardless of this limit. The Executive Compensation Committee (the "Committee") has adopted the following policy, subject to stockholder approval, to address application of Section 162(m) to certain awards under the Incentive Plan for Key Executives (the "IPKE"). The policy applies to annual IPKE incentive awards made to persons the Committee has designated for that year as "covered executives," and is intended to qualify those awards as "performance based" for purposes of Section 162(m). The material terms of the policy must be approved by stockholders to satisfy Section 162(m) requirements.

   The policy applies to those key executives whose compensation may, in the Committee's judgment, be or become subject to Section 162(m), and who, no later than the ninetieth day of a calendar year (a "plan year"), have been designated by the Committee in its discretion as "covered executives." Subject to the Committee's right to reduce the amount of any award made under the policy, each covered executive for a plan year will be granted an incentive award for that year equal to the lesser of (i) .4% of the Corporation's "Net Income Before Taxes" for that year, or (ii) 100% of the covered executive's annualized base salary in effect on the ninetieth day of the year. For purposes of the policy, "Net Income Before Taxes" means the Corporation's net income before income taxes as reported in its consolidated financial statements for the plan year, as adjusted to eliminate the effects of any of the following: (a) the cumulative effect of changes in generally accepted accounting principles; (b) losses resulting from discontinued operations; (c) securities gains and losses; (d) restructuring, merger-related and other nonrecurring costs; (e) amortization of goodwill and intangible assets; (f) extraordinary gains and losses; and (g) any other unusual, nonrecurring gain or loss that is separately quantified in the Corporation's consolidated financial statements. Net Income Before Taxes will be calculated on the assumption that all incentive awards to covered executives for the corresponding plan year will be paid without reduction by the Committee.

   The Committee has no discretion to increase the amount of an incentive award payable to a covered executive above the amount determined pursuant to the formula in the policy. However, at any time prior to payment of an award governed by the policy, the Committee in its sole discretion may reduce or eliminate entirely the amount payable under that award. Any reduction in the amount payable to a covered executive under an incentive award will not result in recalculation of Net Income Before Taxes for purposes of calculating amounts to be paid to other covered executives for the plan year. So long as the IPKE remains in effect, the amount of incentive awards paid under the policy will reduce the maximum aggregate amount of awards that may be paid under the IPKE for that year to persons who are not covered executives.

   Unless otherwise determined by the Committee, incentive awards to covered executives are to be paid within 90 days following the close of the plan year, and may be paid in cash or (subject to IPKE requirements) restricted stock. If a covered executive terminates employment before the end of a plan year, the Committee has discretion (subject to the policy's limits) to determine the amount of the incentive award that will paid to the covered executive. Any such payment will be made no earlier than the date incentive awards for the plan year are to be paid to other covered executives.

   The Committee may amend or terminate the policy at any time. Unless the policy is expressly terminated by the Committee, it will remain in effect notwithstanding any termination of the IPKE. Thereafter it will apply to such short-term incentive or bonus plans, if any, as are designated by the Committee. Because the component of the formula limiting annual awards to 100% of annualized base salary is an IPKE limitation, that limitation would not apply if the IPKE is terminated.

   The policy applies only to awards or payments to covered executives made under the IPKE (or if the IPKE is terminated, any other short-term incentive or bonus plan designated by the Committee). The policy does not preclude the Committee or the Corporation from making any other payment or award to a covered executive, regardless of whether such payment or award qualifies for tax deductibility under Section 162(m). If stockholders do not approve the policy it will be void, and no payments will be made under the policy.

   If approved, the policy will first be applied to incentive awards made for the 2000 plan year. As discussed above, the amount of incentive awards paid under the policy will depend on the Corporation's future financial performance, and will be subject to reduction by the Committee in its discretion. No such incentive awards have yet been earned by any covered executive because no performance period has yet been completed. As a result, the amount of incentive awards to be paid in the future to covered executives cannot be determined at this time. Such amounts will depend on actual corporate performance and on the Committee's discretion to reduce incentive award amounts. If the policy had been in effect in 1999, the Committee believes that payments made under the policy to named executive officers would have been essentially the same as their 1999 IPKE payments reported in the Summary Compensation Table on page 12.

   The Board of Directors recommends a vote FOR approval of the policy.

                              ELECTION OF AUDITOR

   The Board of Directors, on recommendation of the Audit Committee, recommends the election of PricewaterhouseCoopers ("PWC") as auditor of the Corporation to serve for the ensuing year. PWC has served the Corporation in the capacity of independent auditors since 1973. The Board of Directors expects representatives of PWC to be present at the Annual Meeting and be available to respond to appropriate questions. Such representatives may make a statement if they choose.

   If the proposal to elect PWC is not approved by the stockholders, or if prior to the 2001 annual meeting PWC declines to act or otherwise becomes incapable of acting, or if its employment is discontinued by the Board of Directors, then the Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 2001 annual meeting will be subject to ratification by the stockholders at that meeting.

 The Board of Directors recommends a vote FOR the election of PWC as Auditor.

                                OTHER BUSINESS

   Management does not know of any business to be presented at the Annual Meeting other than the matters set forth above. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   Stockholder proposals intended to be presented at and included in the proxy statement for the 2001 annual meeting of the Corporation's stockholders must be received by the Corporation no later than November 1, 2000. If the date of the annual meeting for the year 2001 is more than 30 days before or after April 20, 2001, however, the new deadline will be described in one of the Corporation's quarterly reports on Form 10-Q. Under the Corporation's By-Laws, a stockholder proposal not intended to be included in the proxy material for the 2001 annual meeting must be received by the Corporation no later than February 9, 2001. Any such proposal must also comply with the other provisions contained in the Corporation's By-Laws relating to stockholder proposals.

                                  BY ORDER OF THE BOARD OF DIRECTORS
                                     BANCWEST CORPORATION

                                      Herbert E. Wolff
                                      Senior Vice President and Secretary

Dated: March 15, 2000

   A copy of the Corporation's Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission prior to March 30, 2000, will be available after that date to stockholders upon written request. The Form 10-K (other than certain exhibits) will be provided to stockholders without charge, and may be obtained by writing Howard H. Karr, Executive Vice President and Chief Financial Officer, BancWest Corporation, P.O. Box 3200, Honolulu, Hawaii 96847 (E-mail: exmhow@fhwn.com).

                        ANNUAL MEETING OF STOCKHOLDERS

                             BANCWEST CORPORATION

                                April 20, 2000

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the Instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS -
                         -----------------------


              - Please Detach and Mail in the Envelope Provided -
-------------------------------------------------------------------------------

A [X]Please mark your
     votes as in this example.
                                                   Nominees:  John W.A. Buyers
                       FOR                                    David M. Haig
                   all nominees       WITHHOLD                John A. Hoag
                  listed at right    AUTHORITY                John K. Tsui
1. ELECTION OF      [_]                 [_]
   NON-CLASS A
   DIRECTORS
*(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

-------------------------------------------------------------------------------

                                                   FOR   AGAINST  ABSTAIN
2. Proposal to approve a policy addressing         [_]     [_]      [_]
   tax deductibility of awards to certain
   executives under the Incentive Plan for
   Key Executives.

3. Proposal to approve the election of             FOR   AGAINST  ABSTAIN
   PricewaterhouseCoopers LLP as                   [_]     [_]      [_]
   auditor

This proxy will be voted as directed, but if no direction is specified, it will be voted FOR Proposals 1, 2 and 3.

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.

SIGNATURE                 DATE          SIGNATURE                 DATE
         ----------------     ---------          ----------------      ---------
Note: Stockholder(s) should sign above exactly as name(s) appears hereon, but minor discrepancies in such signatures will not invalidate this proxy. If more than one stockholder, all should sign.

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

                             BANCWEST CORPORATION

                        ANNUAL MEETING - APRIL 20, 2000


      The undersigned hereby appoints DR. J.A. FROHLICH, R.A. FUHRMAN, and J.A. HOAG, and each of them, each with full power of substitution, the proxies of the undersigned to attend the Annual Meeting of Stockholders of BANCWEST CORPORATION (the "Corporation") to be held at 9:00 a.m., Hawaii Standard Time, on April 20, 2000 in the Board Room, 30th Floor, First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, and any adjournments thereof, and to vote at said meeting and any adjournments thereof all shares of stock of the Corporation standing in the name of the undersigned, as instructed on the reverse side, and in their judgment on any other business which may properly come before said meeting.

                (To Be Continued And Signed On The Other Side)

                                                         APPENDIX
                                                         --------
                                               (Not part of proxy statement)

                                RESOLUTION OF
                       EXECUTIVE COMPENSATION COMMITTEE
                                      OF
                             BANCWEST CORPORATION

                 Re: IPKE Award Policy for Certain Executives
                     ----------------------------------------

      WHEREAS, Section 162(m) of the Internal Revenue Code ("Section 162(m)") precludes an income tax deduction for compensation in excess of $1,000,000 per year paid to a publicly held corporation's chief executive officer and its four other highest paid executive officers unless certain performance-based criteria are satisfied;

      WHEREAS, this Committee desires to establish a policy regarding Section 162(m) applicable to annual incentive awards to certain executives under the BancWest Corporation Incentive Plan for Key Executives (the "IPKE");

      NOW, THEREFORE, BE IT RESOLVED, that this Committee hereby establishes the following policy regarding Section 162(m) and the IPKE:

            1. This policy shall apply to any key executive of BancWest Corporation (the "Corporation") and its subsidiaries whose compensation, in the Committee's judgement, may be or become subject to the provisions of Section 162(m)and who is designated by the Committee, in its discretion, no later than the ninetieth day of a calendar year (a "plan year"), as an executive covered by this policy for such plan year. Such an executive is referred to herein as a "Covered Executive".

             2. Subject to this Committee's discretion to reduce the amount of any award that is subject to this policy, each Covered Executive for a plan year shall be granted an award (an "Incentive Award") equal to the lesser of (i).4% of the Corporation's "Net Income Before Taxes" for such year or (ii) 100% of the Covered Executive's annualized base salary in effect on the ninetieth day of the plan year. Such an Incentive Award may, in the Committee's discretion, be paid in any form permitted by Section 3.c of the IPKE, and unless otherwise determined by the Committee shall be paid within 90 days after the close of the plan year. Solely for purposes of this policy, "Net Income Before Taxes" means for any plan year the Corporation's net income before income taxes as reported in the Corporation's consolidated financial statements for that year, as adjusted to eliminate the effects of any of the following: (a) the cumulative effect of changes in generally accepted accounting principles; (b) losses resulting from discontinued operations; (c) securities gains and losses; (d) restructuring, merger-related and other nonrecurring costs; (e) amortization of goodwill and intangible assets; (f) extraordinary gains or losses; and g) any other unusual, nonrecurring gain or loss that is separately quantified in the Corporation's financial statements. Net Income Before Taxes shall be calculated on the assumption that all Incentive Awards under this policy for a plan year will be paid without reduction by the Committee.

          3.  Notwithstanding any other provisions of this policy or the IPKE:

                a. This Committee shall not have discretion to increase the amount of an Incentive Award payable for a plan year to a Covered Executive above the amount determined in accordance with paragraph 2.

                b. At any time prior to payment of an Incentive Award covered by this policy, this Committee in its sole discretion may reduce (including a reduction to zero) the amount payable under such Award.

                c. Any such reduction in the amount payable to a Covered Executive under an Incentive Award shall not, for purposes of calculating the amount to be paid to other Covered Executives under this policy, result in recalculation of Net Income Before Taxes.

            4. In accordance with the requirements of Section 162(m), prior to any payment of an Incentive Award under this policy, this Committee shall certify in writing the amount of the Corporation's Net Income Before Taxes for the applicable plan year.

            5. If a Covered Executive terminates employment with the Corporation and its subsidiaries prior to the end of the plan year, this Committee may in its discretion determine the amount, if any, of the Incentive Award determined for such year pursuant to paragraph 2 that shall be paid to the Covered Executive. Any such payment shall be made no earlier than the date Incentive Awards for the plan year are to be paid to other Covered Executives.

            6. For each plan year during which the IPKE remains in effect, the amount of Incentive Awards paid under this policy shall reduce the aggregate amount of awards that may be paid for such year to non-Covered Executives under the limitation imposed by Section 3.b of the IPKE.

     7. This policy applies only to awards or payments to Covered Executives made under the IPKE (or a short-term incentive or bonus plan designated by the Committee pursuant to paragraph 8). Nothing in this policy shall preclude this Committee or the Corporation from making any other payment or award to a Covered Executive, regardless of whether such payment or award qualifies for tax deductibility under Section 162(m).

     8. This Committee may amend or terminate this policy at any time. Unless this policy is expressly terminated by the Committee, it shall remain in effect notwithstanding any termination of the IPKE. This policy (other than paragraph 6 and the salary-based limitation set forth in the first sentence of paragraph
2) shall thereafter be applied to such short-term incentive or bonus plans, if any, as are designated in writing by the Committee. So long as the IPKE remains in effect, any provision of this policy that is inconsistent with those of the IPKE shall supersede the corresponding IPKE provisions with respect to Covered Executives for any plan year.

     9. In accordance with the requirements of Section 162(m), this policy shall be submitted to the Corporation's stockholders for approval. If the Corporation's stockholders fail to approve this policy, this policy shall be void and no payments shall be made under this policy.


                                  CERTIFICATE
                                  -----------

      I, HERBERT E. WOLFF, the duly elected and acting Secretary of BANCWEST CORPORATION, a Delaware corporation (the "Company"), do hereby certify that the foregoing resolution was duly and validly adopted at a meeting of the Executive Compensation Committee of the Company duly convened and held on February 28, 2000, and that such resolution is in full force and effect on the date hereof.

     IN WITNESS WHEREOF, I have hereunto set my hand this 9th day of March 2000.


                                                 /s/ Herbert E. Wolff
                                                 -------------------------
                                                 Secretary